Exhibit 26 (h) i. c. c1. iv.

AMENDMENT TO PARTICIPATION AGREEMENT

THIS AMENDMENT made the 17th day of January, 2014 amends the Participation Agreement dated April 26, 2006, as amended, by and among Massachusetts Mutual Life Insurance Company (“MMLIC”, or the “Company”), ING Investors Trust (“Trust”), and ING Investments Distributor, LLC (formerly known as “ING Funds Distributor, LLC”) (“Distributor”) (the “Agreement”).

WHEREAS, the parties desire to clarify their agreement with respect to the shareholder related services provided to Contract owners and the compensation paid in consideration of such shareholder related services; and

WHEREAS, effective July 30, 2010, ING Investments Distributor, LLC changed its name from ING Funds Distributor, LLC to ING Investments Distributor, LLC; and

NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, and intending to be legally bound, the Agreement is hereby amended as follows:

1. All references to “ING Funds Distributor, LLC” in the Agreement are hereby deleted and replaced with “ING Investments Distributor, LLC”.

2. The term “Contract” in the Agreement is revised to include both variable annuity and variable life contracts.

3. Section 2.3 is amended to read as follows:

    Subject to the qualifications below, as compensation for the services rendered herein and as set forth in Schedule D attached hereto and made a part of the Agreement, Distributor will pay to the Company a quarterly shareholder service fee (“Shareholder Service Fee”) at the rate set forth in each applicable Portfolio’s Prospectus and related Shareholder Service Plan. Distributor, or its affiliate, agrees to notify the Company within a commercially reasonable amount of time of any change to the applicable Portfolio’s Shareholder Service Fee that occurs after the date of this Amendment. The Company acknowledges that any Shareholder Service Fee compensation paid to it will only be derived from applicable amounts paid to the Distributor from the applicable Portfolio. The Company also acknowledges and agrees that the Distributor shall not be responsible for the payment of any such fee unless and until the Distributor has received such fee from the applicable Portfolio, and the Company agrees to waive payment of such fee unless and until the Distributor has received payment from the applicable Portfolio.

4. The address referenced for MMLIC under Article XIII, Notices, is deleted and replaced with the following:

if to MMLIC:

Massachusetts Mutual Life Insurance Company

USIG Product Management Group

1295 State Street

Springfield, MA 01111

5. Section 14.8 is deleted in its entirety and replaced with the following:

This Agreement shall not be assigned by any party without the written consent of the other parties, provided however, that any party may assign this Agreement to an entity which controls, is controlled by, or is under common control with such party by providing notice of such assignment to the other parties. Further, a change of control event caused by the divestment by ING Groep N.V. of ING U.S., Inc. shall not be deemed to be an assignment of this Agreement.

6. The existing Amended Schedule B is replaced with the attached Amended Schedule B dated January 17, 2014.

7. All capitalized terms used herein and not otherwise defined shall have the meaning ascribed to such terms in the Agreement.

8. This Amendment may be executed in one or more counterparts, each of which will be deemed an original, and all of which together shall constitute one and the same instrument.

9. All other terms and provisions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed by their duly authorized signatories.

ING INVESTORS TRUST	ING INVESTMENTS DISTRIBUTOR, LLC

By: /s/ Robert P. Terris	By: /s/ Robert P. Terris

Name: Robert P. Terris	Name: Robert P. Terris

Title: Senior Vice President	Title: Senior Vice President

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY

By: /s/ Richard J. Byrne

Name: Richard J. Byrne

Title: Vice President

AMENDED SCHEDULE A dated January 17, 2014

Contracts:

MassMutual TransitionsSM

MassMutual EvolutionSM

MassMutual Artistry

MassMutual Transitions SelectSM

Panorama Passage

Panorama Premier

Variable Universal Life III

Accounts/Separate Accounts:

Massachusetts Mutual Variable Annuity Separate Account 4

Massachusetts Mutual Variable Life Separate Account I

AMENDED SCHEDULE B dated January 17, 2014

ING Clarion Global Real Estate Portfolio - Class S – As of the date of this Amendment, and subject to change, the Shareholder Service Fee is     % of average daily net assets of the Portfolio attributable to the Separate Accounts listed on Schedule A and is subject to the conditions set forth in Section 2.3 and in item II in Schedule D to the Agreement.

SCHEDULE D

This Schedule, which may be amended from time to time as mutually agreed upon by the Company and Distributor, constitutes an integral part of the Agreement to which it is attached. Capitalized terms used herein shall, unless otherwise noted, have the same meaning as the defined terms in the Agreement to which this Schedule relates.

I.	Shareholder Services to Be Provided

The Company shall provide the shareholder services set out in this Schedule D, as it may be amended from time to time, that are primarily intended provide shareholder liaison services as set forth below.

The related shareholder services shall include without limitation:

•	Teleservicing support in connection with existing investments in the Portfolios;

•	Delivery and responding to inquiries respecting Trust prospectuses, reports, notices, proxies and proxy statements and other information respecting the Portfolios;

•	Facilitation of the tabulation of variable contract owners’ votes in the event of a meeting of Trust shareholders;

•	The conveyance of information relating to shares purchased and redeemed and share balances to the Trust, its transfer agent, or the Company as may be reasonably requested;

•	Provision of support services including providing information about the Trust and its Portfolios and answering questions respecting the Trust and its Portfolios, including questions respecting variable contract owners’ interest in one or more Portfolios; and

•	Provision of other services as may be agreed to from time to time.

II.	Shareholder Services Fees-Class S

1.	Subject to the qualifications below, as compensation for the services rendered herein, Distributor will pay Company a quarterly Shareholder Service Fee at the rate set forth in each applicable Portfolio’s Prospectus and related Shareholder Service Plan. Distributor, or its affiliates, agrees to notify the Company within a commercially reasonable amount of time of any change to the applicable Portfolio’s Shareholder Service Fee that occurs after the date of this Amendment. The Company acknowledges that any Shareholder Service Fee compensation paid to it will only be derived from applicable amounts paid to the Distributor from the applicable Portfolio. The Company also acknowledges and agrees that the Distributor shall not be responsible for the payment of any such fee unless and until the Distributor has received such fee from the applicable Portfolio, and the

Company agrees to waive payment of such fee unless and until the Distributor has received payment from the applicable Portfolio.

2.	Distributor shall calculate the Shareholder Service Fee at the end of each calendar quarter and will make such payment, without demand or notice by the Company, within 30 days thereafter, in a manner mutually agreed upon by the parties from time to time.

3.	The parties to this Agreement recognize and agree that the Shareholder Service Fee payments hereunder are for shareholder related services and do not constitute payment in any manner for investment advisory services, and are not otherwise related to investment advisory expenses. The Company represents and warrants that the fees to be paid by the Distributor for services to be rendered by the Company pursuant to the terms of this Agreement are to compensate the Company for providing such shareholder related services to the Trust as described on this Schedule D and do not reimburse or compensate the Company for providing services with respect to the Contracts or any Separate Account, and are not duplicate of any services that the Company provides to the Trust.

4.	The Company’s affiliates, MML Investor Services, LLC (“MMLIS”) and MML Distributors, LLC (“MMLD”), serve as principal underwriters for the Company assisting in providing such shareholder related services.

5.	To assist the Company, MMLIS and MMLD with respect to internal administrative processes, all Shareholder Service Fees are to be directed to the Company’s affiliate, MMLD, on the Company’s behalf. Such payments should be made as follows:

By check to:	By wire to:
MML Distributors, LLC 1295 State Street, MIP: W122 Springfield, MA 01111 Attn.: Director of Finance	Bank: Bank of America ABA#: 026009593 Account Name: MML Distributors, LLC LCM Distribution Account Number: 385003265541

By Automated Clearing House:
Bank: Bank of America ABA#: 011900254 Account Name: MML Distributors, LLC LCM Distribution Account Number: 385003265541

Whether sending a check or wire, Trust and/or Distributor shall provide information that will enable MMLD to properly account for the funds (i.e., company name, portfolio, CUSIP, period covered, average net assets, etc.).